Exhibit (g)(7)


                                    AMENDMENT

     Amendment made as of July 2, 2001 to that certain Custody Agreement dated as of October 1, 1999 between Westcore Trust (the "Fund") and The Bank of New York ("Custodian") (such Custody Agreement hereinafter referred to as the "Custody Agreement").

                                   WITNESSETH:

     WHEREAS, Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), was adopted on June 12, 2000 by the Securities and Exchange Commission;

     WHEREAS, the Fund and Custodian desire to amend the Custody Agreement to conform to the Rule;

     NOW, THEREFORE, the Fund and Custodian hereby agree as follows:

A. The following new Article XXI is hereby added to the Custody Agreement:

                              FOREIGN DEPOSITORIES

     1. As used in this Article, the term "Foreign Depository" shall mean each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), identified on Schedule A hereto, as the same may be amended from time to time on notice to the Fund (which notice shall be accompanied by information from the sources listed in 3 with respect to the status of any additional entity as such a "Foreign Depository"). In connection with the foregoing, the Fund shall notify Custodian of any Foreign Depository at which it does not choose to have its assets held. In the event of such notification, Custodian shall, as soon as reasonably practicable following such notification, cease to deposit the Fund's assets with such Foreign Depository and cause the Foreign Depository to return all of the Fund's assets previously deposited with it.

     2. Notwithstanding any other provision in this Agreement, the Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon any delivery of a Certificate or any giving of Oral Instructions, Instructions, or Written Instructions, as the case may be, that the Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of the Rule.

     3. With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence such as a person having responsibilities for the safekeeping of the Fund's assets would exercise
     (i) to provide the Fund or its investment adviser with an analysis of the custody risks associated with maintaining assets with the Foreign Depository prior to the initial placement of the Fund's assets with such
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     Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund of any material change in such risks. The Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians, trade associations of which Custodian is a member from time to time, or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks. Custodian will endeavor to include in its analysis and monitoring, among other things, a Foreign Depository's expertise and market reputation, the quality of its services, its financial strength, any insurance or indemnification arrangements, the extent and quality of regulation and independent examination of the depository, its standing in published ratings, its internal controls and other procedures for safeguarding investments, and any related legal protections. As used herein the term "Country Risks" shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, but not of any Foreign Depository to the extent covered by an analysis described in clause
     (i) of this Section, (b) such country's prevailing settlement practices,
     (c) nationalization, expropriation or other governmental actions, (d) such country's regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions which affect the order execution of securities transactions or affect the value of securities.

     4. Custodian shall promptly advise the Fund if Custodian obtains information from the sources described above in 3. that any Foreign Depository ceases to be an Eligible Securities Depository as defined in the Rule.

B. Each party represents to the other that this Amendment has been duly executed.

C. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.

D. The names "Westcore Trust" and Trustees of Westcore Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Company. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, shareholders, or representatives of the Fund are not made personally, but in such capacities, and bind only the Fund's property, and all persons dealing with any class of shares of the Fund must look solely to the Fund's property belonging to such class for the enforcement of any claims against the Fund.

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IN WITNESS WHEREOF, the Fund and Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                        WESTCORE TRUST


                                        By: /s/ Jasper R. Frontz
                                            ---------------------------

                                        Name: Jasper R. Frontz

                                        Title: Treasurer

                                        Tax Identification No:


                                        THE BANK OF NEW YORK


                                        By: /s/ Edward G. Mcgann
                                            ---------------------------

                                        Name: Edward G. McGann

                                        Title: Vice President

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